UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2017

Multi Packaging Solutions International Limited

(Exact name of Registrant as specified in its charter)

Bermuda	001-37598	98-1249740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

(Address of principal executive offices) (Zip Code)

(441) 295-5950

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On January 23, 2017, Multi Packaging Solutions International Limited, a Bermuda exempted company (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, WestRock Company, a Delaware corporation (“WestRock”), and WRK Merger Sub Limited, a Bermuda exempted company and a wholly-owned subsidiary of WestRock (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the provisions of the Companies Act 1981 of Bermuda (the “BCA”), with the Company surviving as a wholly-owned subsidiary of WestRock.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding common share of the Company, par value $1.00 per share (each, a “Company Share”) (other than Company Shares (i) owned by WestRock, Merger Sub or any other direct or indirect wholly-owned subsidiary of WestRock, (ii) owned by the Company or its subsidiaries or (iii) held by shareholders who do not vote in favor of the Merger and comply with all of the provisions of the BCA concerning the rights of holders of Company Shares to require appraisal of their Company Shares pursuant to Bermuda law) will be cancelled and converted into the right to receive $18.00 per Company Share in cash subject to any applicable withholding of taxes, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each restricted stock unit award of the Company that is subject to performance-based vesting conditions and each restricted stock award of the Company that is then outstanding will be cancelled and terminated and each holder will have the right to receive an amount in cash equal to (i) the number of Company Shares subject to such award multiplied by (ii) the Merger Consideration less applicable withholding taxes. Each restricted stock unit award of the Company that is not subject to performance-based vesting conditions that is outstanding immediately prior to the Effective Time will be assumed by WestRock and converted into an award of restricted stock units of WestRock after giving effect to appropriate adjustments to reflect the consummation of the Merger, as set forth in the Merger Agreement.

The consummation of the Merger is conditioned, among other things, on: (i) approval and adoption of the Merger Agreement and the statutory merger agreement between the Company and Merger Sub (the “Statutory Merger Agreement”) by holders of at least three-fourths of the issued and outstanding Company Shares voting at the meeting of the shareholders of the Company (“Company Shareholder Approval”), (ii) receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and antitrust notification and approvals required in non-U.S. jurisdictions, including Canada, China, the European Union, and Mexico and (iii) other customary closing conditions. The Merger Agreement generally requires each party to take all actions necessary to resolve objections under any antitrust law, except that WestRock is not required to take any Divestiture Action (as defined in the Merger Agreement) with respect to any products, services, assets, businesses or contractual arrangements of: (i) the Company and its subsidiaries, if such Divestiture Action would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (ii) WestRock or its subsidiaries. The Company or WestRock may terminate the Merger Agreement if the Merger is not consummated by October 23, 2017 (the “End Date”), which date may be extended to January 23, 2018 under certain circumstances described in the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, WestRock, and Merger Sub. The Company has agreed to operate its business in the ordinary course between the execution of the Merger Agreement and the Effective Time. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposals, subject to a customary “fiduciary out” provision that allows the Company under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals that the board of directors of the Company (the “Board”) has determined in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably expected to lead to a “Superior Proposal” (as such term is defined in the Merger Agreement).

The Merger Agreement also includes customary termination provisions for both the Company and WestRock, subject, in certain circumstances, to the payment by the Company of a termination fee of $42.4 million (the “Termination Fee”). Circumstances in which the Termination Fee would be required to be paid include if the Merger Agreement is terminated (i) by WestRock, following a change of recommendation in favor of the Merger by the Board, (ii) by the Company in order to enter into an acquisition agreement related to a Superior Proposal or (iii) (x) on or following the End Date, or (y) if Shareholder Approval has not been obtained, after an alternative acquisition proposal has been publicly made, and within 12 months following such termination the Company enters into a alternative acquisition agreement or an alternative acquisition is consummated; provided, however, that the Termination Fee would not be payable pursuant to clause (iii)(y) above if any alternative acquisition proposal made prior to the termination date was withdrawn at least five business days prior to the Company’s shareholder meeting and any alternative acquisition agreement entered into, or alternative transaction consummated, by the Company within 12 months of the termination date is not with a Specified Person (as defined in the Merger Agreement).

The Board has (i) approved the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement, (ii) determined that entering into the Merger Agreement and the Statutory Merger Agreement is in the best interests of the Company and its shareholders, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend approval of the Merger, the Merger Agreement and the Statutory Merger Agreement to the Company’s shareholders.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement is attached as Exhibit 2.1 to provide investors and the Company’s shareholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Merger Sub or WestRock or any of their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s or WestRock’s shareholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of the Company, Merger Sub or WestRock or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that the Company and WestRock publicly file with the Securities and Exchange Commission (the “SEC”). The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Voting Agreements

As an inducement for WestRock to enter into the Merger Agreement, concurrently with the execution of the Merger Agreement, WestRock entered into voting agreements (each a “Voting Agreement”) with investment funds affiliated with each of The Carlyle Group, which owns approximately 27.1% of the outstanding Common Shares, and Madison Dearborn Partners, LLC, which owns approximately 30.1% of the outstanding Common Shares. The Voting Agreements provide that each shareholder, among other things, upon the terms and subject the conditions therein, (i) will vote all the Company Shares that it beneficially owns in favor of the approval and adoption of the Merger Agreement and the Statutory Merger Agreement and against any alternative acquisition proposal and (ii) will not sell or otherwise transfer its Company Shares during the term of each Voting Agreement.

The foregoing summary of the Voting Agreements is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement, a copy of which is attached as Exhibit 2.2 and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2017, the Company and WestRock entered into employment agreements (each, an “Employment Agreement”) with Marc Shore, the Company’s Chief Executive Officer, and Dennis Kaltman, the Company’s President, Branded Consumer (each, an “Executive”). The Employment Agreements will be effective at the Closing (as defined in the Merger Agreement). Mr. Shore’s existing employment agreement among Multi Packaging Solutions, Inc. and Chesapeake Finance 2 Limited, dated as of February 14, 2014, will terminate and be of no force and effect as of the date of the Closing, however any of Mr. Shore’s covenants contained in that agreement that by their terms are intended to survive the termination of that agreement will survive in accordance with their terms.

Each Employment Agreement provides for a three-year term commencing on the Closing, with automatic one-year extensions unless either party provides advance written notice of nonrenewal no less than 12 months prior to the commencement of a succeeding one-year period, in which case the Executive’s employment and the term will expire on the day immediately prior to the commencement of such successive one-year period.

The Employment Agreements provide for an annual base salary of $750,000 for Mr. Shore and $500,000 for Mr. Kaltman, each with a target annual bonus of 100% of base salary.

As soon as practicable following the Closing, the Executives will receive a grant of WestRock service-based restricted stock units that will vest in three equal installments on each of the first, second and third anniversaries of the Closing, with a grant date target value of $2,400,000 for Mr. Shore and $750,000 for Mr. Kaltman. As soon as practicable following the Closing and annually thereafter during the term of the Employment Agreements, the Executives will receive a grant of WestRock long-term incentive compensation with vesting criteria and vesting schedules consistent with the long-term incentive awards granted to other WestRock senior employees, with a grant date target value of $1,500,000 for Mr. Shore and $750,000 for Mr. Kaltman. However, the initial grant of such long-term incentive compensation will be pro-rated for the period following the Closing before WestRock’s next annual grant cycle.

In the event the Executive’s employment is terminated without “cause” or the Executive resigns for “good reason” (in each case as defined in the applicable Employment Agreement), the Executive will be entitled to receive twelve months’ of continued base salary and a pro-rated annual bonus for the fiscal year in which the termination occurs, based on actual achievement of performance goals as of the plan year end. In addition, each Executive will be entitled to pro-rated accelerated vesting of his outstanding restricted stock units and long-term incentive awards, based on the portion of the applicable vesting period that elapsed prior to the termination date, but subject to the achievement of any applicable performance conditions. If the Executive elects COBRA continuation of health insurance coverage, the Company will pay the monthly premiums for such coverage for twelve months following the termination date.

In the event the Executive’s employment is terminated as a result of the Executive’s death or disability or as a result of either party providing a notice of nonrenewal of the term of the Employment Agreement, the Executive will be entitled to receive a pro-rated annual bonus, based on actual achievement of performance goals as of the plan year end, and pro-rated accelerated vesting of his outstanding restricted stock units and long-term incentive awards, based on the portion of the applicable vesting period that elapsed prior to the termination date, but subject to the achievement of any applicable performance conditions.

The foregoing severance payments and benefits are subject to the Executive’s (or his estate’s) execution of a release of claims against WestRock and its subsidiaries and affiliates. The Employment Agreements include covenants restricting each Executive’s ability to compete with WestRock for one year following the termination date or to solicit WestRock’s customers or employees for two years following the termination date.

The Employment Agreements will automatically terminate and will have no force or effect if the Executive’s employment terminates for any reason prior to the Closing or the Merger Agreement is terminated in accordance with its terms and the Closing does not occur.

The foregoing summary of the Employment Agreements is subject to, and qualified in its entirety by, the full text of each Employment Agreement, copies of which are attached as Exhibits 10.1 and 10.2 and which are incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On January 24, 2017, the Company and WestRock issued a joint press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.1.The information set forth in this Item 7.01and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with Merger Sub, a wholly-owned subsidiary WestRock. In connection with the proposed merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC or by sending a request to the Company’s Secretary at Multi Packaging Solutions International Limited, 150 East 52nd St., 28th floor, New York, New York 10022.

Participants in Solicitation

The Company and its directors and executive officers, and WestRock and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which was filed with the SEC on August 23, 2016 and the Company’s proxy statement for its 2016 Annual General Meeting of Members, which was filed with the SEC on October 6, 2016. Information about the directors and executive officers of WestRock is set forth in the proxy statement for WestRock’s 2017 Annual Meeting of shareholders, which was filed with the SEC on December 16, 2016. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company, and WRK Merger Sub Limited.*

2.2	Form of Voting Agreement, dated as of January 23, 2017, between WestRock Company and certain shareholders of Multi Packaging Solutions International Limited.

10.1	Employment Agreement, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company and Marc Shore.

10.2	Employment Agreement, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company and Dennis Kaltman.

99.1	Joint Press Release dated January 24, 2017 issued by Multi Packaging Solutions International Limited and WestRock Company.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi Packaging Solutions International Limited

By:	/s/ William H. Hogan
Name:	William H. Hogan
Title:	Executive Vice President and Chief Financial Officer

Date: January 24, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company, and WRK Merger Sub Limited.*

2.2	Form of Voting Agreement, dated as of January 23, 2017, between WestRock Company and certain shareholders of Multi Packaging Solutions International Limited.

10.1	Employment Agreement, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company and Marc Shore.

10.2	Employment Agreement, dated as of January 23, 2017, by and among Multi Packaging Solutions International Limited, WestRock Company and Dennis Kaltman.

99.1	Joint Press Release dated January 24, 2017 issued by Multi Packaging Solutions International Limited and WestRock Company.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.